Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2015 Earnings; Updates Guidance for FY 2015; Raises Quarterly Cash Dividend by 50%

SAN DIEGO--(BUSINESS WIRE)--May 13, 2015--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $23.4 million, or $0.61 per diluted share, for the second quarter ended April 12, 2015, compared with earnings from continuing operations of $18.3 million, or $0.43 per diluted share, for the second quarter of fiscal 2014.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.69 in the second quarter of fiscal 2015 compared with $0.51 in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 12, 2015	April 13, 2014	April 12, 2015	April 13, 2014
Diluted earnings per share from continuing operations – GAAP	$0.61	$0.43	$1.55	$1.18
Restructuring charges	–	0.11	–	0.11
Losses (gains) from refranchising	0.08	(0.03)	0.07	(0.03)
Operating earnings per share – Non-GAAP	$0.69	$0.51	$1.62	$1.26

Lenny Comma, chairman and chief executive officer, said, “We’re pleased with our second quarter performance, which culminated in a 35 percent increase in operating earnings per share resulting from strong same-store sales growth and margin expansion at both Jack in the Box® and Qdoba Mexican Grill®. We continued to use our growing free cash flow to return cash to shareholders, and today we announced a 50 percent increase in our quarterly dividend, demonstrating the confidence we have in our business model. We also essentially completed our refranchising strategy, with the sale of 20 company-operated restaurants in the Southeast.”

Increase in same-store sales:

	12 Weeks Ended April 12, 2015	12 Weeks Ended April 13, 2014	28 Weeks Ended April 12, 2015	28 Weeks Ended April 13, 2014
Jack in the Box:
Company	7.4%	0.9%	5.3%	1.5%
Franchise	9.4%	0.6%	6.7%	1.3%
System	8.9%	0.7%	6.3%	1.4%
Qdoba:
Company	7.0%	7.2%	10.2%	4.3%
Franchise	9.6%	6.8%	12.6%	4.4%
System	8.3%	7.0%	11.4%	4.3%

“Jack in the Box system same-store sales increased 8.9 percent for the quarter, our best performance since 1999, and company same-store sales increased 7.4 percent. Transactions drove approximately one-third of the company growth, and sales were strong across all dayparts, with breakfast and dinner the best performing,” Comma said.

Jack in the Box system same-store sales growth for the quarter of 8.9 percent exceeded that of the QSR sandwich segment by 7.6 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended April 12, 2015. Included in this segment are 16 of the top QSR sandwich and burger chains in the country.

“Qdoba same-store sales increased 8.3 percent system-wide and 7.0 percent for company restaurants in the second quarter, as the simplified menu pricing structure continued to drive average check growth. Our company performance also benefited from another quarter of double-digit growth in catering sales,” Comma said.

Consolidated restaurant operating margin increased by 210 basis points to 20.6 percent of sales in the second quarter of 2015, compared with 18.5 percent of sales in the year-ago quarter. Restaurant operating margin for Jack in the Box company restaurants increased 280 basis points to 21.4 percent of sales. The improvement was due primarily to sales leverage and the benefit of refranchising, which were partially offset by the impact of the increase in the California minimum wage in July 2014. Food and packaging costs as a percentage of sales decreased due to the benefit of price increases and favorable product mix changes, which were partially offset by commodity inflation of approximately 2.6 percent in the quarter. Restaurant operating margin for Qdoba company restaurants increased 50 basis points to 18.8 percent of sales, due primarily to sales leverage, including the benefit of the new menu pricing structure, which was partially offset by commodity inflation of approximately 2.0 percent, an increase in labor staffing and higher credit card fees.

Franchise costs for the second quarter decreased to 48.3 percent of franchise revenues from 50.5 percent in the prior year quarter. The decrease was due primarily to higher royalty revenue for both brands and higher rental income from Jack in the Box franchise restaurants resulting from increases in franchise average unit volumes and an increase in the number of franchise restaurants.

SG&A expense for the second quarter increased by $3.8 million and was 14.7 percent of revenues as compared to 14.3 percent in the prior year quarter. The increase reflects a $1.2 million increase in pension expense and a $3.4 million increase in incentive compensation relating to the company’s performance. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.6 million in the second quarter of 2015 as compared to $0.5 million in the second quarter of 2014, resulting in a year-over-year decrease in SG&A of $1.1 million.

Losses from refranchising were $5.0 million in the second quarter of 2015, or approximately $0.08 per diluted share, relating to the refranchising of 20 Jack in the Box restaurants in one market. This compares to gains of $1.8 million, or approximately $0.03 per diluted share, in the prior year quarter.

In the third quarter of 2013, following the completion of the company’s previously disclosed review of market performance for its Qdoba brand, 62 company-operated Qdoba restaurants were closed, and the results of operations, impairment charges, lease obligations and other exit costs for these restaurants are included in discontinued operations in the accompanying consolidated statements of earnings for all periods presented. Discontinued operations for the second quarter of fiscal 2015 include after-tax charges related to the Qdoba restaurant closures of approximately $0.01 per diluted share, as compared to $0.06 for the second quarter of fiscal 2014.

Capital Allocation

The company repurchased approximately 777,000 shares of its common stock in the second quarter of 2015 at an average price of $96.53 per share for an aggregate cost of $75.0 million. Year-to-date through the second quarter, the company has repurchased approximately 2,084,000 shares at an average price of $84.72 per share, for an aggregate cost of $176.6 million. This leaves $40.5 million remaining under a $100 million stock-buyback program authorized by the company’s Board of Directors, which expires in November 2016. In May 2015, the company’s Board of Directors authorized an additional $100 million stock buyback program that also expires in November 2016.

The company also announced today that on May 7, 2015, its Board of Directors declared a quarterly cash dividend of $0.30 per share on the company’s common stock. The dividend is payable on June 12, 2015, to shareholders of record at the close of business on June 1, 2015.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 5, 2015, and the fiscal year ending September 27, 2015. Fiscal 2015 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Third quarter fiscal year 2015 guidance

  Same-store sales increase of approximately 4.0 to 6.0 percent at Jack in the Box company restaurants versus a 2.4 percent increase in the year-ago quarter.
  Same-store sales increase of approximately 6.0 to 8.0 percent at Qdoba company restaurants versus a 7.2 percent increase in the year-ago quarter.

Fiscal year 2015 guidance

  Same-store sales increase of approximately 4.5 to 5.5 percent at Jack in the Box company restaurants.
  Same-store sales increase of approximately 7.5 to 9.5 percent at Qdoba company restaurants.
  Overall commodity cost inflation of approximately 2.0 percent for the full year.
  Consolidated restaurant operating margin of approximately 20.0 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue of approximately 14.0 percent as compared to 13.9 percent in fiscal 2014. The increase in fiscal 2015 reflects higher incentive compensation, higher pre-opening costs related to Qdoba growth, and $5.0 million of higher pension expense.
  Impairment and other charges as a percentage of revenue of approximately 90 basis points, excluding restructuring charges. The increase versus the company’s previous guidance relates to the replacement of beverage equipment, which is expected to negatively impact diluted earnings per share by approximately $0.06.
  Approximately 15 to 20 new Jack in the Box restaurants opening system-wide.
  Approximately 50 to 60 new Qdoba restaurants, approximately half of which are expected to be company locations.
  Capital expenditures of $90 to $100 million.
  Tax rate of approximately 37 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, ranging from $2.90 to $3.00 in fiscal 2015 as compared to operating earnings per share of $2.45 in fiscal 2014. This guidance includes the expected $0.06 charge relating to the replacement of beverage equipment.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 14, 2015, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be webcast live over the Internet via the Jack in the Box Inc. corporate website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on May 14.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states and Guam. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 47 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 12, 2015	April 13, 2014	April 12, 2015	April 13, 2014
Diluted earnings per share from continuing operations – GAAP	$0.61	$0.43	$1.55	$1.18
Restructuring charges	–	0.11	–	0.11
Losses (gains) from refranchising	0.08	(0.03)	0.07	(0.03)
Operating earnings per share – Non-GAAP	$0.69	$0.51	$1.62	$1.26

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share data)
(Unaudited)

	Quarter		Year-to-date
	April 12, 2015	April 13, 2014	April 12, 2015	April 13, 2014
Revenues:
Company restaurant sales	$268,904	$257,773	$620,800	$596,602
Franchise revenues	89,218	83,097	205,943	194,350
	358,122	340,870	826,743	790,952
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	84,032	81,422	197,141	189,660
Payroll and employee benefits	73,073	71,616	168,752	165,432
Occupancy and other	56,468	56,998	131,499	131,707
Total company restaurant costs	213,573	210,036	497,392	486,799
Franchise costs	43,059	41,996	100,200	97,507
Selling, general and administrative expenses	52,472	48,660	115,567	107,816
Impairment and other charges, net	2,130	9,056	4,310	10,965
Losses (gains) on the sale of company-operated restaurants	5,020	(1,757)	4,170	(2,218)
	316,254	307,991	721,639	700,869
Earnings from operations	41,868	32,879	105,104	90,083
Interest expense, net	4,220	4,311	9,433	8,853
Earnings from continuing operations and before income taxes	37,648	28,568	95,671	81,230
Income taxes	14,286	10,304	35,211	29,956
Earnings from continuing operations	23,362	18,264	60,460	51,274
Losses from discontinued operations, net of income tax benefit	(357)	(2,463)	(1,620)	(3,187)
Net earnings	$23,005	$15,801	$58,840	$48,087

Net earnings per share - basic:
Earnings from continuing operations	$0.62	$0.44	$1.58	$1.22
Losses from discontinued operations	(0.01)	(0.06)	(0.04)	(0.08)
Net earnings per share (1)	$0.61	$0.38	$1.53	$1.14
Net earnings per share - diluted:
Earnings from continuing operations	$0.61	$0.43	$1.55	$1.18
Losses from discontinued operations	(0.01)	(0.06)	(0.04)	(0.07)
Net earnings per share (1)	$0.60	$0.37	$1.51	$1.11

Weighted-average shares outstanding:
Basic	37,970	41,464	38,353	42,018
Diluted	38,566	42,632	39,039	43,336

Cash dividends declared per common share	$0.20	$-	$0.40	$-

(1) Earnings per share may not add due to rounding.

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	April 12, 2015	September 28, 2014
ASSETS
Current assets:
Cash and cash equivalents	$10,386	$10,578
Accounts and other receivables, net	69,455	50,014
Inventories	7,335	7,481
Prepaid expenses	29,448	36,314
Deferred income taxes	36,810	36,810
Assets held for sale	10,505	4,766
Other current assets	2,097	597
Total current assets	166,036	146,560
Property and equipment, at cost	1,508,360	1,519,947
Less accumulated depreciation and amortization	(812,898)	(797,818)
Property and equipment, net	695,462	722,129
Intangible assets, net	15,146	15,604
Goodwill	149,042	149,074
Other assets, net	236,717	237,298
	$1,262,403	$1,270,665
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,898	$10,871
Accounts payable	28,505	31,810
Accrued liabilities	159,633	163,626
Total current liabilities	199,036	206,307
Long-term debt, net of current maturities	592,989	497,012
Other long-term liabilities	307,433	309,435
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 81,036,074 and 80,127,387 issued, respectively	810	801
Capital in excess of par value	395,087	356,727
Retained earnings	1,288,272	1,244,897
Accumulated other comprehensive loss	(90,285)	(90,132)
Treasury stock, at cost, 43,655,712 and 41,571,752 shares, respectively	(1,430,939)	(1,254,382)
Total stockholders’ equity	162,945	257,911
	$1,262,403	$1,270,665

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year-to-date
	April 12, 2015	April 13, 2014
Cash flows from operating activities:
Net earnings	$58,840	$48,087
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	47,875	49,725
Deferred finance cost amortization	1,155	1,177
Excess tax benefits from share-based compensation arrangements	(17,073)	(12,017)
Deferred income taxes	(2,785)	(384)
Share-based compensation expense	7,367	6,348
Pension and postretirement expense	10,096	7,410
Gains on cash surrender value of company-owned life insurance	(3,635)	(3,428)
Losses (gains) on the sale of company-operated restaurants	4,170	(2,218)
Losses on the disposition of property and equipment	466	594
Impairment charges and other	2,180	8,088
Loss on early retirement of debt	—	789
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	(21,841)	(14,274)
Inventories	146	(640)
Prepaid expenses and other current assets	27,181	(8,746)
Accounts payable	(1,459)	1,725
Accrued liabilities	(8,991)	(13,543)
Pension and postretirement contributions	(8,113)	(7,831)
Other	(4,659)	(9,910)
Cash flows provided by operating activities	90,920	50,952
Cash flows from investing activities:
Purchases of property and equipment	(32,959)	(31,196)
Purchases of assets intended for sale and leaseback	(5,355)	(19)
Proceeds from the sale of assets	—	2,105
Proceeds from the sale of company-operated restaurants	2,630	7,842
Collections on notes receivable	5,314	1,774
Acquisitions of franchise-operated restaurants	—	(1,750)
Other	1,786	36
Cash flows used in investing activities	(28,584)	(21,208)
Cash flows from financing activities:
Borrowings on revolving credit facilities	264,000	509,000
Repayments of borrowings on revolving credit facilities	(160,000)	(379,000)
Proceeds from issuance of debt	—	200,000
Principal repayments on debt	(7,996)	(190,549)
Debt issuance costs	—	(3,527)
Dividends paid on common stock	(15,395)	—
Proceeds from issuance of common stock	13,894	22,457
Repurchases of common stock	(174,115)	(205,453)
Excess tax benefits from share-based compensation arrangements	17,073	12,017
Change in book overdraft	—	4,774
Cash flows used in financing activities	(62,539)	(30,281)
Effect of exchange rate changes on cash and cash equivalents	11	5
Net decrease in cash and cash equivalents	(192)	(532)
Cash and cash equivalents at beginning of period	10,578	9,644
Cash and cash equivalents at end of period	$10,386	$9,112

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Year-to-date
	April 12, 2015	April 13, 2014	April 12, 2015	April 13, 2014
Revenues:
Company restaurant sales	75.1%	75.6%	75.1%	75.4%
Franchise revenues	24.9%	24.4%	24.9%	24.6%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	31.2%	31.6%	31.8%	31.8%
Payroll and employee benefits (1)	27.2%	27.8%	27.2%	27.7%
Occupancy and other (1)	21.0%	22.1%	21.2%	22.1%
Total company restaurant costs (1)	79.4%	81.5%	80.1%	81.6%
Franchise costs (1)	48.3%	50.5%	48.7%	50.2%
Selling, general and administrative expenses	14.7%	14.3%	14.0%	13.6%
Impairment and other charges, net	0.6%	2.7%	0.5%	1.4%
Losses (gains) on the sale of company-operated restaurants	1.4%	(0.5)%	0.5%	(0.3)%
Earnings from operations	11.7%	9.6%	12.7%	11.4%
Income tax rate (2)	37.9%	36.1%	36.8%	36.9%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter				Year-to-date
	April 12, 2015		April 13, 2014		April 12, 2015		April 13, 2014
Jack in the Box:
Company restaurant sales	$184,992		$181,206		$426,335		$425,077
Company restaurant costs:
Food and packaging	58,495	31.6%	58,644	32.4%	137,688	32.3%	138,510	32.6%
Payroll and employee benefits	50,885	27.5%	50,971	28.1%	117,628	27.6%	118,453	27.9%
Occupancy and other	36,051	19.5%	37,831	20.9%	84,682	19.9%	87,818	20.7%
Total company restaurant costs	$145,431	78.6%	$147,446	81.4%	$339,998	79.7%	$344,781	81.1%
Restaurant margin	$39,561	21.4%	$33,760	18.6%	$86,337	20.3%	$80,296	18.9%
Qdoba:
Company restaurant sales	$83,912		$76,567		$194,465		$171,525
Company restaurant costs:
Food and packaging	25,537	30.4%	22,778	29.7%	59,453	30.6%	51,150	29.8%
Payroll and employee benefits	22,188	26.4%	20,645	27.0%	51,124	26.3%	46,979	27.4%
Occupancy and other	20,417	24.3%	19,167	25.0%	46,817	24.1%	43,889	25.6%
Total company restaurant costs	$68,142	81.2%	$62,590	81.7%	$157,394	80.9%	$142,018	82.8%
Restaurant margin	$15,770	18.8%	$13,977	18.3%	$37,071	19.1%	$29,507	17.2%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents the detail of our franchise revenues and costs (dollars in thousands):

	Quarter		Year-to-date
	April 12, 2015	April 13, 2014	April 12, 2015	April 13, 2014
Royalties	$35,894	$32,279	$81,723	$74,980
Rental income	52,167	49,272	121,549	116,247
Franchise fees and other	1,157	1,546	2,671	3,123
Total franchise revenues	$89,218	$83,097	$205,943	$194,350

Rental expense	$31,659	$30,997	$73,799	$72,124
Depreciation and amortization	7,609	7,857	17,829	18,347
Other franchise support costs	3,791	3,142	8,572	7,036
Total franchise costs	43,059	41,996	100,200	97,507
Franchise margin	$46,159	$41,101	$105,743	$96,843
Franchise margin as a % of franchise revenues	51.7%	49.5%	51.3%	49.8%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the year-to-date changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants:

	April 12, 2015			April 13, 2014
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	431	1,819	2,250	465	1,786	2,251
New	2	11	13	—	7	7
Refranchised	(21)	21	—	(14)	14	—
Acquired from franchisees	6	(6)	—	4	(4)	—
Closed	(6)	(9)	(15)	—	(4)	(4)
End of period	412	1,836	2,248	455	1,799	2,254
% of Jack in the Box system	18%	82%	100%	20%	80%	100%
% of consolidated system	57%	85%	78%	60%	85%	78%
Qdoba:
Beginning of year	310	328	638	296	319	615
New	3	11	14	8	12	20
Closed	(3)	(5)	(8)	(1)	(8)	(9)
End of period	310	334	644	303	323	626
% of Qdoba system	48%	52%	100%	48%	52%	100%
% of consolidated system	43%	15%	22%	40%	15%	22%
Consolidated:
Total system	722	2,170	2,892	758	2,122	2,880
% of consolidated system	25%	75%	100%	26%	74%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
or
Media Contact:
Brian Luscomb, (858) 571-2291